Exhibit 99.1

Antero Resources Announces First Quarter 2016 Operations Update

Denver, Colorado, April 14, 2016—Antero Resources (NYSE: AR) (“Antero” or the “Company”) today provided its first quarter 2016 operations update.

Highlights Include:

•                  Average net daily gas equivalent production was a record 1,758 MMcfe/d (23% liquids), an 18% increase over the prior year quarter and a 17% increase sequentially

•                  Average net daily liquids production was a record 68,516 Bbl/d, a 71% increase over the prior year quarter and a 25% increase sequentially

•                  Realized natural gas price before hedging averaged $2.08 per Mcf, a $0.01 differential to Nymex

•                  Realized natural gas price after hedging averaged $4.54 per Mcf, a $2.45 premium to Nymex

•                  Realized C3+ NGL price before hedging averaged $14.07 per barrel, 42% of WTI

•                  Realized natural gas equivalent price including NGLs, oil and hedges averaged $4.14 per Mcfe

•                  Antero sold approximately 99% of its gas to favorably priced markets during the quarter, up from 83% in the fourth quarter of 2015

•                  Current drilling and completion costs have declined to $0.95 million per 1,000 feet of lateral in the Marcellus and $1.14 million per 1,000 feet of lateral in the Utica, representing a 19% and 16% reduction, respectively, from 2015

•                  Recently set a Company record for most lateral feet drilled by a rig in a 24 hour period at 5,291 feet in the Marcellus

•                  Recently drilled and cased the longest lateral in Company history at 14,024 feet in the Marcellus

•                  Bank borrowing base was reaffirmed at $4.5 billion during the spring 2016 redetermination process

•                  Sold 8 million Antero Midstream common units for net proceeds of $178 million to Antero

Recent Developments

Borrowing Base Reaffirmed at $4.5 Billion

As a result of the recent spring borrowing base redetermination, Antero’s borrowing base under its upstream credit facility was reaffirmed at $4.5 billion.  Lender commitments under the facility remain at $4.0 billion.   The bank syndicate, which is co-led by JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., is currently comprised of 29 banks.

Antero Midstream Secondary Unit Offering

On March 24, 2016 Antero priced the sale of 8,000,000 Antero Midstream common units for net proceeds of approximately $178 million. Net proceeds from the offering will be used to fund a portion of Antero’s expected 2016 capital expenditures.  Pro forma for the offering, Antero has approximately $3.7 billion of liquidity as of year-end 2015 and owns a 62% interest in Antero Midstream.

Operating Update

All operational figures are as of the date of this release unless otherwise noted.

Antero’s net daily production for the first quarter of 2016 averaged 1,758 MMcfe/d, including 68,516 Bbl/d of liquids (23% liquids).  First quarter 2016 production represents an organic production growth rate of 18% and 17% from the first quarter of 2015 and fourth quarter of 2015, respectively.  First quarter 2016 C3+ natural gas liquids (“NGLs”) and oil production averaged 51,443 Bbl/d and 5,189 Bbl/d,  respectively.  Ethane (C2) production averaged 11,884 Bbl/d, as Antero began recovering ethane in December 2015 when the first de-ethanizer was commissioned at the Sherwood processing facility. Total liquids production for the first quarter of 2016 represents an organic production growth rate of 71% and 25% from the first quarter of 2015 and fourth quarter of 2015, respectively.

Current well costs are $0.95 million and $1.14 million per 1,000 feet of lateral in the Marcellus and Utica, respectively, representing a 19% and 16% decline since 2015.  The reduction in well costs from 2015 is primarily driven by reduced service costs on completions and a number of operational efficiencies.  In the Marcellus, drilling days during the quarter ended March 31, 2016 were reduced from 24 days to 21 days and stages completed per day increased from 3.5 stages per day to 3.8 stages per day.  During the quarter, Antero drilled 5,291 feet of lateral in a 24 hour period, surpassing the previous company record by more than 1,000 feet.  All of Antero’s top 10 drilling days in the Marcellus, since inception, have occurred in 2016.  In the Utica, drilling days during the first quarter were reduced from 31 days to 24 days and stages completed per day increased from 3.7 stages per day to 4.4 stages per day.   In summary, Antero’s current all-in completed well cost for a 9,000’ lateral in the Marcellus is approximately $8.5 million and in the Utica is approximately $10.3 million.

Commenting on first quarter 2016 production and improved well costs, Paul Rady, Chairman of the Board and CEO said, “We had an excellent quarter operationally, once again achieving record production levels while also reducing well costs an additional 16% to 19% from 2015 levels.  These lower well costs were the result of our continued operational efficiencies and our ability to restructure a number of our service contracts that substantially drove down completions costs.  Reducing well costs has been a high priority for Antero over the past 18 months, as it provides us with another lever to improve well economics and drive value for our shareholders.  We have also locked in attractive product prices with our industry leading hedge book and continue to realize improved pricing through our firm transportation portfolio. When you combine this attractive realized pricing with the continued reduction in well costs, you can see why we have been able to continue to deliver attractive returns in one of the sharpest commodity price downturns in decades.”

Antero’s average realized natural gas price before hedging for the first quarter of 2016 was $2.08 per Mcf, a $0.01 differential to the Nymex average price for the period.  The first quarter of 2016 was the first full quarter that the Stonewall gathering pipeline was in service.  This development resulted in Antero selling approximately 99% of its gas production to favorably priced markets during the quarter, including TCO, Chicago, MichCon, TGP and Nymex, up significantly from 83% in the fourth quarter of 2015.

Antero’s average realized natural gas price after hedging for the first quarter of 2016 was $4.54 per Mcf, a $2.45 premium to the Nymex average price for the period.  For the first quarter of 2016, Antero realized a cash settled natural gas hedge gain of $302 million, or $2.46 per Mcf.  This cash settled natural gas hedge gain included $107 million associated with hedges at the Dominion South index, $151 million associated with Nymex hedges, $10 million associated with hedges at the TCO index and $34 million associated with hedges at the Columbia Gulf Louisiana index.

Antero’s average realized C3+ NGL price before hedging for the first quarter of 2016 was $14.07 per barrel, or approximately 42% of the WTI oil price average for the period.  The Company’s average realized C3+ NGL price after hedging for the quarter was $18.88 per barrel, or 57% of the WTI oil price average for the period. For the first quarter of 2016, Antero realized a cash settled C3+ NGL hedge gain of $23 million, or $4.81 per barrel.  Antero’s average realized ethane price for the quarter was $6.68 per barrel, or $0.16 per gallon.

Antero’s average realized oil price before hedging for the first quarter of 2016 was $21.56 per barrel, an $11.62 per barrel differential to the WTI oil price.  Antero’s liquids production and realizations for the first quarter of 2016 added an incremental $0.03 per Mcfe, increasing the average natural gas realized price before hedging from $2.08 per Mcf to $2.11 per Mcfe.  The average all-in natural gas equivalent price, including NGLs, oil and hedge settlements, was $4.14 per Mcfe for the first quarter of 2016.

The following table details the components of average net production and average realized prices for the three months ended March 31, 2016:

	Three Months Ended March 31, 2016
	Gas (MMcf/d)	Oil (Bbl/d)	C3+ NGLs (Bbl/d)	Ethane (Bbl/d)	Combined Gas Equivalent (MMcfe/d)
Average Net Production	1,347	5,189	51,443	11,884	1,758

	Gas ($/Mcf)	Oil ($/Bbl)	C3+ NGLs ($/Bbl)	Ethane ($/Bbl)	Combined Gas Equivalent ($/Mcfe)
Average Realized Prices

Average realized price before settled derivatives	$2.08	$21.56	$14.07	$6.68	$2.11
Settled derivatives	2.46	—	4.81	—	2.03
Average realized price after settled derivatives	$4.54	$21.56	$18.88	$6.68	$4.14

Nymex average price	$2.09	$33.18			$2.09
Premium / (Differential) to Nymex	$2.45	$(11.62)			$2.05

Commenting on product pricing and the development plan, Glen Warren, President and Chief Financial Officer, said “Despite the continued downward pressure on commodity prices, our market-leading hedge and firm transportation portfolios have continued to serve as a differentiating factor for Antero.  Gas price realizations before hedging were only a $0.01 differential to Nymex for the quarter, highlighting Antero’s ability to access favorably priced markets through our firm transportation portfolio.  In addition, our substantial hedge position enables us to maintain operational momentum in a lower commodity price environment.  The stability of our cash flow combined with the operational flexibility we have created through our drilled but uncompleted well inventory and our relatively low maintenance capital provides us the ability to deliver 17% sequential quarterly growth in the first quarter of 2016 and target 20% growth in 2017.”

Marcellus Shale — Antero completed and placed on line 19 horizontal Marcellus wells during the first quarter of 2016.  The average lateral length for the 19 wells was approximately 8,000 feet. Of the 19 wells completed in the first quarter of 2016, 15 have been on line for more than 30 days and had an average 30-day rate of 17.6 MMcfe/d assuming ethane rejection (22% liquids).  Sand placement for completions increased to 98% during the quarter.  While the well results in the first quarter of 2016 were driven by legacy completions, Antero is currently completing wells with approximately 25% higher fluid volume and proppant loading. The Company is currently operating seven drilling rigs and four completion crews in the Marcellus Shale play.

Utica Shale — Antero completed and placed on line 13 horizontal Utica wells during the first quarter of 2016.  The average lateral length for the 13 wells was approximately 8,500 feet.  Of the 13 wells completed in the first quarter of 2016, 8 have been on line for more than 30 days and had an average restricted 30-day rate of 14.1 MMcfe/d while rejecting ethane (14% liquids).  During the quarter, Antero completed the Fogle Unit 1H well in Noble County, Ohio with encouraging early results.  Importantly, this well represented the most southerly drilled location to date on Antero’s Utica acreage.  Antero is currently operating one drilling rig and one completion crew in the Utica Shale play.

First Quarter 2016 Earnings Release and Call

Antero plans to issue its first quarter 2016 earnings release on Wednesday, April 27, 2016 after the close of trading on the New York Stock Exchange.

A conference call is scheduled on Thursday, April 28, 2016 at 9:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 888-347-8204 (U.S.), 866-605-3851 (Canada), or 412-902-4229 (International) and reference “Antero Resources”. A telephone replay of the call will be available until Friday, May 6, 2016 at 9:00 am MT at 877-870-5176 (U.S.) or 858-384-5517 (International) using the passcode 10083144.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com.  The webcast will be archived for replay on the Company’s website until Friday, May 6, 2016 at 9:00 am MT.

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. The Company’s website is located at www.anteroresources.com.

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future, such as those regarding future production targets, completion of natural gas or natural gas liquids transportation projects, future earnings, future capital spending plans, improved and/or increasing capital efficiency, continued utilization of existing infrastructure, gas marketability, maximized realized natural gas and natural gas liquids prices, acreage quality, access to multiple gas markets, expected drilling and development plans, future financial position, future technical improvements and future marketing opportunities are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2015.

For more information, contact Michael Kennedy — SVP — Finance, at (303) 357-6782 or mkennedy@anteroresources.com.